Exhibit 99.1
                                                                    ------------

GREENPOINT 401(K)
SAVINGS PLAN
FINANCIAL STATEMENTS AND
SUPPLEMENTARY INFORMATION
DECEMBER 31, 2003 AND 2002

GREENPOINT
401(K) SAVINGS PLAN
INDEX
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------



                                                                         Page(s)

REPORT OF INDEPENDENT AUDITORS.................................................1

FINANCIAL STATEMENTS
Statements of Net Assets Available for Benefits................................2

Statement of Changes in Net Assets Available for Benefits......................3

Notes to Financial Statements...............................................4-12

SUPPLEMENTARY INFORMATION*

Schedule H - Line 4i - Form 5500 - Schedule of Assets (Held at
 End of Year) ................................................................13


* Other schedules required by Section 2520.103-10 of the Department of Labor's Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are not applicable.

GREENPOINT
401(K) SAVINGS PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



     To the Participants and Administrator of GreenPoint 401(k) Savings Plan


     In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of GreenPoint 401(k) Savings Plan (the "Plan") at December 31, 2003 and December 31, 2002, and the changes in net assets available for benefits for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan's management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.




     New York, New York
     July 30, 2004










   The accompanying notes are an integral part of these financial statements.

GREENPOINT
401(K) SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------


                                                         2003          2004
ASSETS
Investments, at fair value
    Mutual Funds                                    $ 49,658,906   $ 35,049,878
    Common Stock Fund                                 14,295,874     12,443,845
Participant Notes Receivable                           1,658,387      1,421,076
                                                     ------------   ------------
        Total Investments                             65,613,167     48,914,799
                                                     ------------   ------------

LIABILITIES
Accrued expenses                                          21,454         19,682
                                                     ------------   ------------
        Total liabilities                                 21,454         19,682
                                                     ------------   ------------
        Net assets available for benefits           $ 65,591,713   $ 48,895,117
                                                     ------------   ------------














   The accompanying notes are an integral part of these financial statements.

GREENPOINT
401(K) SAVINGS PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 2003
--------------------------------------------------------------------------------

ADDITIONS TO NET ASSETS ATTRIBUTED TO
Investment income
   Net appreciation in fair value of investments                   $  11,371,677
   Interest and dividends                                              1,073,985
                                                                   -------------
        Net investment income                                         12,445,662
                                                                   -------------
Contributions
   Employer                                                              11,610
   Participants                                                        9,237,128
   Participant rollovers from other plans                                330,681
                                                                   -------------
        Total additions                                               22,025,081

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO
Benefits paid                                                          5,231,096
Administrative expenses                                                   97,389
                                                                   -------------
        Total deductions                                               5,328,485
                                                                   -------------
        Net increase during the year                                  16,696,596

NET ASSETS AVAILABLE FOR BENEFITS
Beginning of year                                                     48,895,117
                                                                   -------------
End of year                                                        $  65,591,713
                                                                   -------------










   The accompanying notes are an integral part of these financial statements.

GREENPOINT
401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

 1.     DESCRIPTION OF PLAN

        The following brief description of the GreenPoint 401(k) Savings Plan (the "Plan") is presented for general information purposes only. Participants should refer to the Plan documents for more complete information on the Plan and should read each applicable prospectus before making investment choices under the Plan.

        GENERAL
        The Plan is a defined contribution plan covering, generally, all full-time employees and regular part-time employees of GreenPoint Bank (the "Bank") and its subsidiaries (which have adopted the Plan) who have completed one year of service. The Plan was originally established as of March 1, 1973 and is subject to the provisions of the Internal Revenue Code of 1986, as amended ("Code") and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Plan was amended effective July 1, 1996 to include a qualified cash or deferred arrangement under Section 401(k) of the Code. The Plan was formerly known as the GreenPoint Bank Incentive Savings Plan prior to this amendment.

        ADMINISTRATION
        The Plan is administered by the Administrative Committee appointed by the Bank's Board of Directors.

        TRUSTEE
        The Plan trustee is directed by participants concerning purchases and sales of fund investments. On July 1, 1996, the Plan Administrator, under the direction of the Administrative Committee, appointed Fidelity Management Trust Company ("Fidelity") as the Plan trustee.

        CONTRIBUTIONS
        The Plan permits participants to contribute up to 12% (in whole percentages) of pretax annual qualified compensation. For 2003 and 2002, the annual qualified compensation limit under the Code was $200,000. For 2003 and 2002, employee pretax contributions were limited under the Code to $12,000 and $11,000, respectively. The Bank makes a matching contribution of 100% of the first 3% of annual qualified compensation that a participant contributes to the Plan. At the Bank's discretion, the Bank's matching contribution obligation is reduced by the value of GreenPoint Financial Corp. shares allocated to a Plan participant's matching contribution account in the GreenPoint Employee Stock Ownership Plan ("ESOP"). GreenPoint Financial Corp. is the Bank's parent company. Its shares are traded on the New York Stock Exchange. For the years ended December 31, 2003 and 2002, the Bank's matching contribution obligation was satisfied in shares of GreenPoint Financial Corp. allocated under the ESOP.

GREENPOINT
401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

        VESTING
        Contributions made by participants and any amount of interest, dividends and net appreciation/depreciation thereon are fully vested. A participant's interest in the matching contributions under the Plan (and all interest, dividends and net appreciation/depreciation thereon) and forfeitures vest according to the following schedule:


        ELIGIBLE VESTING YEARS                        PERCENT OF INTEREST VESTED
        Less than 1                                               0%
        At least 1 but less than 2                               60%
        At least 2 but less than 3                               70%
        At least 3 but less than 4                               80%
        At least 4 but less than 5                               90%
        5 or more                                               100%


        Participants also become 100% vested in matching contributions (and any amount of interest, dividends and net appreciation/depreciation thereon) and forfeitures, if participation in the Plan terminates as a result of retirement, disability or death while an employee of the Bank or its subsidiaries (which have adopted the Plan).

        FORFEITED ACCOUNTS
        If the employment of a participant terminates before he or she is fully vested (for a reason other than retirement, disability or death), any portion of the participant's interest in the Plan which is not vested is forfeited. Forfeitures are reallocated among the accounts of those participants currently participating in the Plan.

        INVESTMENT OPTIONS
        Participant and matching contributions are invested in one or more investment funds as directed by Plan participants. Participants may reallocate balances among the investment funds on a daily basis.

        The following eighteen investment options are available to Plan participants:

         GREENPOINT FINANCIAL CORP. UNITIZED STOCK FUND invests primarily in GreenPoint Financial Corp. common stock as well as short term investments. The amount of short term investments is based upon a target established by the Bank, but the actual amount of short term investments on any business day will vary with the amount of cash awaiting investment and participant activity in the fund. The value of the GreenPoint Financial Corp. Unitized Stock Fund is measured in units of the fund instead of shares of stock.

         FIDELITY BALANCED FUND invests approximately 60% of assets in stocks and other equity securities and the remainder in "investment grade" bonds and other "investment grade" debt securities. "Investment-grade" refers to bonds rated both medium and high quality. The fund will invest at least 25% of total assets in fixed income senior securities including "investment-grade" debt securities and preferred stock.

         FIDELITY DIVERSIFIED INTERNATIONAL FUND primarily invests in foreign securities.

GREENPOINT
401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

         FIDELITY DIVIDEND GROWTH FUND primarily invests in common stocks that have the potential for dividend growth by either increasing their dividends or commencing dividends, if none are currently paid.

         FIDELITY EQUITY-INCOME FUND invests at least 65% of total assets in income producing equity securities, generally in large cap stocks.

         FIDELITY GROWTH COMPANY FUND primarily invests in common stocks of small, medium and large companies with earnings or gross sales that indicate the potential for above average growth.

         FIDELITY INVESTMENT GRADE BOND FUND invests in a broad variety of fixed-income obligations that are primarily "investment grade" and of any maturity. "Investment grade" refers to bonds rated with medium to high quality. These bonds are considered less risky and generally provide lower yields than those rated "below investment grade."

         FIDELITY LOW-PRICED STOCK FUND primarily invests in low-priced common stocks (those priced at or below $35 per share), which leads to investments in small and medium-sized companies.

         FIDELITY RETIREMENT MONEY MARKET PORTFOLIO invests in high quality, short-term, U.S. dollar denominated money market securities of domestic and foreign issuers. Investments include short-term corporate obligations, U.S. government obligations, and certificates of deposit. An investment in this portfolio is not guaranteed or insured by the U.S. government.

         SPARTAN U.S. EQUITY INDEX PORTFOLIO primarily invests in the 500 companies that make up the S&P 500 and in other securities that are based on the value of the Index. The fund's manager focuses on duplicating the composition and performance of the Index, as opposed to a strategy of selecting attractive stocks.

         FIDELITY VALUE FUND primarily invests in common stocks of companies that possess valuable fixed assets or are undervalued in the marketplace in relation to factors such as assets, earnings, or growth potential.

         MANAGERS SPECIAL EQUITY FUND primarily invests in common and preferred stocks of small and medium sized U.S. companies that are believed to have superior growth potential, either in stocks of companies that are in the early stages of their corporate life cycle or not yet well recognized, or in more established companies that are experiencing rapid growth.

         FIDELITY FREEDOM FUNDS offer a blend of stocks, bonds and short-term investments within a single fund. They are designed for investors who don't want to go through the process of picking funds from the three asset classes, but who still want to diversify among the three classes of investments. These funds invest in other Fidelity mutual

GREENPOINT
401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

          funds to provide moderate asset allocation for investors who want a simple, yet diversified approach to investing for retirement. The allocation and mix of stocks, bonds and short-term investments contained in each fund with a target retirement date is based on the number of years until the target retirement date. As the target retirement date gets closer, the mix of investments becomes more conservative over time.

              FIDELITY FREEDOM INCOME FUND invests approximately 20% in Fidelity stock mutual funds, 40% in Fidelity bond mutual funds, and 40% in Fidelity money market funds.

              FIDELITY FREEDOM 2000 FUND invests approximately 24% in Fidelity stock mutual funds, 42% in Fidelity bond mutual funds, and 34% in Fidelity money market funds.

              FIDELITY FREEDOM 2010 FUND invests approximately 46% in Fidelity stock mutual funds, 45% in Fidelity bond mutual funds, and 9% in Fidelity money market funds.

              FIDELITY FREEDOM 2020 FUND invests approximately 70% in Fidelity stock mutual funds and 30% in Fidelity bond mutual funds.

              FIDELITY FREEDOM 2030 FUND invests approximately 83% in Fidelity stock mutual funds and 17% in Fidelity bond mutual funds.

              FIDELITY FREEDOM 2040 FUND invests approximately 90% in Fidelity stock mutual funds and 10% in Fidelity bond mutual funds.

         PARTICIPANT NOTES consist of receivables from Plan participants who have taken a loan against their vested balance. Amounts borrowed were transferred from the participant's vested interest in the other investment funds.

        PAYMENT OF BENEFITS
        Prior to April 1, 2002, upon termination of service from the Bank or its subsidiaries (which have adopted the Plan), a participant (or in the event of the participant's death, his/her beneficiary(ies)) could have elected to receive benefits in a lump-sum distribution or in equal annual installments over a period not to exceed the participant's life expectancy or the joint life expectancy of the participant and his/her spouse, whichever was longer. Effective April 1, 2002, a participant may only receive benefits in a lump-sum distribution upon termination of service.

        While an employee of the Bank or its subsidiaries (which have adopted the Plan), a participant may, under certain circumstances, take either partial or total withdrawals of his/her contributions from the Plan.

        The aggregate value of the participant's vested interest exceeded $5,000 in 2003 and 2002, the account may not be distributed without the consent of the participant.

        PARTICIPANT NOTES RECEIVABLE
        Participants may borrow from their vested balance under the Plan. Generally, the maximum loan permitted can not exceed the lesser of (i) $50,000 or (ii) 50% of the participant's vested interest in

GREENPOINT
401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------
        his or her accounts. The minimum loan permitted shall be $1,000. A participant may not have more than two outstanding loans at any time. All loans shall be for a fixed term of not more than five years, except loans used to acquire any dwelling that is to be used as a principal residence of the borrower which shall be for a period not to exceed 10 years. As the loan is reduced by payment of principal and interest, these repayment amounts will be transferred pursuant to the borrower's investment election in effect at such time. Interest will be charged at an annual fixed rate which is commensurate with rates of interest charged by the Bank for similar loans.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The following are the significant accounting policies followed by the
Plan:

        BASIS OF PRESENTATION
        The financial statements of the Plan are prepared under the accrual method of accounting.

        USE OF ESTIMATES
        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

        INVESTMENT VALUATION AND INCOME RECOGNITION
        The Plan's investments are stated at fair value. Shares of registered investment companies are valued at quoted market prices, which represent the net asset value of shares held by the Plan at year end. Participant notes receivable are valued at cost, which approximates fair value.

        Purchases and sales of securities are accounted for on a trade-date basis. The average cost method is used in the determination of realized gains and losses. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

        ADMINISTRATIVE EXPENSES
        In 2003 and 2002, the Plan absorbed a portion of the recordkeeping expenses.

        PAYMENT OF BENEFITS
        Benefits are recorded when paid.

        CONTRIBUTIONS
        Employee contributions are recorded in the period during which the Bank makes payroll deductions from the participant's earnings.

GREENPOINT
401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

3.      INVESTMENTS

        The following table presents the fair value of investments. Investments that represent 5% or more of the Plan's net assets available for benefits are separately identified by an asterisk ("*"):

                                                           DECEMBER 31,
                                                    ----------------------------
                                                         2003          2002
MUTUAL FUNDS
Fidelity Balanced Fund
   (175,858 and 154,039 shares)                    $    2,945,950  $ 2,047,177
Fidelity Diversified International Fund
   (87,834 and 78,353 shares)                            2,118,549    1,344,530
Fidelity Dividend Growth Fund
   (164,186 and 140,787 shares)                          4,482,282*   3,142,358*
Fidelity Equity-Income Fund
   (49,811 and 43,372 shares)                            2,478,087    1,720,569
Fidelity Freedom Income Fund (3,579 and 984 shares)         39,692       10,425
Fidelity Freedom 2000 Fund (27,976,16,847 shares)          329,198      185,485
Fidelity Freedom 2010 Fund (20,790 and 8,505 shares)       270,679       97,300
Fidelity Freedom 2020 Fund (25,608 and 6,930 shares)       333,426       73,740
Fidelity Freedom 2030 Fund (10,843 and 3,636 shares)       140,414       37,130
Fidelity Freedom 2040 Fund (14,539 and 1,419 shares)       109,917        8,315
Fidelity Growth Company Fund
   (286,945 and 261,052 shares)                         14,367,330*   9,246,477*
Fidelity Investment Grade Bond Fund
   (485,964 and 441,120 shares)                          3,669,031*   3,339,276*
Fidelity Low-Priced Stock Fund
   (95,226 and 71,765 shares)                            3,331,015*   1,806,327*
Fidelity Retirement Money Market Fund
    (5,907,201 and 5,585,588 shares)                     5,907,201*   5,585,588*
Fidelity Value Fund (7,051 and 3,241 shares)               437,675      150,330
Managers Special Equity Fund (1,018 shares 217 shares)      79,902       11,972
Spartan U.S. Equity Index Portfolio
    (218,690 and 200,413 shares)                         8,618,558*   6,242,879*
                                                       -----------  -----------
        Total Mutual Funds                              49,658,906   35,049,878
                                                       -----------  -----------
COMMON STOCK FUND
GreenPoint Financial Corp. Unitized Stock Fund
(385,854 and 392,550 shares)                            14,295,874*  12,443,845*
                                                       -----------  -----------
PARTICIPANT NOTES RECEIVABLE                             1,658,387    1,421,076
                                                       -----------  -----------
        Total Investments                             $ 65,613,167 $ 48,914,799
                                                       -----------  -----------

GREENPOINT
401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

The following table provides by investment type, the realized and unrealized appreciation/ (depreciation) as follows:


                                                                     Year Ended
                                                                    December 31,
                                                                        2003

GreenPoint Financial Corp. Unitized Stock Fund                      $ 2,088,080
Fidelity Balanced Fund                                                  597,533
Fidelity Diversified International Fund                                 577,640
Fidelity Dividend Growth Fund                                           788,933
Fidelity Equity-Income Fund                                             476,970
Fidelity Freedom Income Fund                                              1,400
Fidelity Freedom 2000 Fund                                               15,729
Fidelity Freedom 2010 Fund                                               22,862
Fidelity Freedom 2020 Fund                                               44,812
Fidelity Freedom 2030 Fund                                               19,365
Fidelity Freedom 2040 Fund                                               17,172
Fidelity Growth Company Fund                                          4,040,784
Fidelity Investment Grade Bond Fund                                    (13,400)
Fidelity Low-Priced Stock Fund                                          840,897
Fidelity Value Fund                                                      80,429
Managers Special Equity Fund                                             13,770
Spartan U.S. Equity Index Portfolio                                   1,758,701
                                                                     ----------
        Net Appreciation                                           $ 11,371,677
                                                                     ----------

GREENPOINT
401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

4. 401(K) MATCHING CONTRIBUTION

        Since the Bank's matching contribution under the Plan has been satisfied in shares of GreenPoint Financial Corp. shares allocated under the ESOP, the related assets and liabilities are maintained by the ESOP trustee and are governed by the same rules that apply to the ESOP. Consequently, these assets and liabilities are not included in these financial statements. The amounts available in respect of these contributions are included in the ESOP financial statements as follows:


                                                           YEARS ENDED
                                                            DECEMBER 31,
                                                       ----------------------
                                                         2003          2002
GreenPoint Financial Corp. allocated shares
   (71,344 and 101,576 allocated shares)             $ 2,519,870  $ 3,059,454
GreenPoint Financial Corp. Unitized Stock Fund        16,900,589   12,558,584
Fidelity Balanced Fund                                   108,852       73,483
Fidelity Diversified International Fund                   58,078       58,855
Fidelity Dividend Growth Fund                            159,034      116,349
Fidelity Equity-Income Inc.                               65,430        7,753
Fidelity Freedom 2000                                     31,051            -
Fidelity Freedom 2010                                     29,091       17,776
Fidelity Freedom 2020                                     17,670            -
Fidelity Freedom 2030                                      6,753            -
Fidelity Freedom 2040                                      7,074            -
Fidelity Freedom Income Fund                              29,890            -
Fidelity Growth Company Fund                             447,459      278,396
Fidelity Investment Grade Bond Fund                      312,719      244,404
Fidelity Low-Priced Stock Fund                           436,765      249,079
Fidelity Retirement Money Market Fund                    624,859      389,701
Fidelity Value Fund                                       53,338        4,904
Managers Special Equity Fund                              11,063        2,005
Spartan U.S. Equity Index Portfolio                      220,816      163,318
                                                        ---------------------
        Total                                        $ 22,040,401 $17,224,061


5. RELATED PARTY TRANSACTIONS

        The Plan states that any reasonable expenses incurred in the administration and operation of the Plan shall be paid by the Employer (as that term is defined under the Plan), except to the extent the Employer has elected to pay such expenses from the Trust (as that term is defined under the Plan). During the years ended December 31, 2003 and 2002, although not required by the Plan, the Bank paid certain expenses of the Plan and provided facilities, the services of certain personnel and other related services to the Plan.

        Certain Plan investments are shares of mutual funds managed by Fidelity Investments. Fidelity Investments is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan to Fidelity Investments amounted to $94,427 for the year ended December 31, 2003.

GREENPOINT
401(K) SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

6. PLAN TERMINATION

        The Bank reserves the right to discontinue or amend the Plan or trust agreement, in whole or in part; provided, however, that no amendment shall be made at any time pursuant to which the Plan or any part thereof may be used for or diverted to purposes other than for the exclusive benefit of the Plan's participants and their beneficiaries. In the event the Plan is terminated, all participants will become fully vested in the balance of their account. Upon termination of the Plan, participants will be distributed their share of Plan assets prior to the satisfaction of the Plan's liabilities as required by ERISA.

7. FEDERAL INCOME TAX STATUS

        The Internal Revenue Service ("IRS") has determined and informed the Bank by letter dated June 24, 2002 that the Plan and related trust are qualified under the applicable provisions of the Code and, therefore, are exempt from Federal income taxes. Accordingly, no provision for federal income tax liability has been recorded as of December 31, 2003 and 2002.

        The Plan has been amended since receiving the determination letter. However, the Plan sponsor and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

        Participants pay no federal income tax currently on employee pretax and matching contributions to the Plan or on income earned. The tax treatment of any distribution from the Plan depends on individual circumstances.

8. PLAN AMENDMENT

        Effective January 1, 2003, the Plan was amended to comply with applicable Federal legislation. No changes were made to participant eligibility, contribution rates, and the vesting schedule.

9. SUBSEQUENT EVENTS

        Effective January 1, 2004, the Plan was amended to (i) include the acquisition of Metro Agency, Inc. and to allow its employees to participate in the Plan, and (ii) to increase the maximum participant contribution rate from 12% to 20% for both regular and catch-up 401(k) contributions.

        On February 16, 2004, GreenPoint Financial Corp., the parent corporation of the Bank, and North Fork Bancorporation, Inc. announced an agreement in which North Fork will acquire GreenPoint. It is expected that the closing date for the acquisition will occur on or about September 30, 2004.

GREENPOINT
401(K) SAVINGS PLAN
SCHEDULE H - LINE 4i - FORM 5500
SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2003
--------------------------------------------------------------------------------
                                  (C) DESCRIPTION OF INVESTMENT,
         (B)IDENTITY OF               INCLUDING  MATURITY DATE,
          ISSUER, BORROWER,              RATE OF INTEREST,
             LESSOR OR                    COLLATERAL, PAR,           (D) CURRENT
(A)        SIMILAR PARTY                 OR MATURITY VALUE                 VALUE

 * Fidelity Balanced Fund                  175,878 shares           $  2,945,950
 * Fidelity Diversified International       87,834 shares              2,118,549
 * Fidelity Dividend Growth Fund           164,186 shares              4,482,282
 * Fidelity Equity - Income Fund            49,811 shares              2,478,087
 * Fidelity Freedome Income                  3,579 shares                 39,692
 * Fidelity Freedom 2000                    27,946 shares                329,198
 * Fidelity Freedom 2010                    20,790 shares                270,679
 * Fidelity Freedom 2020                    25,608 shares                333,426
 * Fidelity Freedom 2030                    10,843 shares                140,414
 * Fidelity Freedom 2040                    14,539 shares                109,917
 * Fidelity Growth Company Fund            286,945 shares             14,367,330
 * Fidelity Investment Grade Bond Fund     485,964 shares              3,669,031
 * Fidelity Low-Priced Stock Fund           95,226 shares              3,331,015
 * Fidelity Retirement Money Market Fund 5,907,201 shares              5,907,201
 * Fidelity Value Fund                       7,051 shares                437,675
 * Managers Special Equity Fund              1,018 shares                 79,902
 * Spartan U.S. Equity Index Portfolio     218,690 shares              8,618,558
                                                                     -----------
                                                                      49,658,906
                                                                     -----------
 * GreenPoint Financial Corp. Unitized
     Stock Fund                            385,854 shares             14,295,874
     Participant Notes Receivable          Interest rate varies
                                           between 8% and 10%          1,658,387
                                                                     -----------
           Total investments                                          65,613,167
     Less: Participant Notes Receivable                                1,658,387
           Total assets held at end of year                         $ 63,954,780
                                                                     -----------

 *Related party-in-interest transaction.

Note: Cost information for participant-directed investments is not required

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